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                                                                     EXHIBIT 5.1


                               February 27, 1998




Budget Group, Inc.
125 Basin Street, Suite 201
Daytona Beach, Florida 32114

         Re:  Budget Group, Inc. -- Form S-8 Registration Statement

Ladies and Gentlemen:

         We have acted as counsel for Budget Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to 111,478 shares of the Company's Class A common stock, par value $.01 per share, to be issued upon exercise of options ("Options") granted pursuant to the American Land Cruisers 1987 Stock Option Plan (the "Stock Plan") (all such shares are referred to herein as the "Shares").

         As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         For purposes of the opinion set forth in clause (b) below, we have assumed the following: (i) the Shares that may be issued upon exercise of the Options will continue to be duly authorized, and the Company will have sufficient authorized but unissued Class A common stock, par value $.01 per share, on the dates of such issuance and (ii) on the date on which any Option is exercised, such Option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         (a)      The Shares are duly authorized; and


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         (b)      When the Shares are issued upon exercise of the Options
                  against payment therefor, as provided in the Stock Plan, such Shares will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Budget Group, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,


                                           /s/ King & Spalding